Exhibit 99.06

SoftNet Technology Achieves Significant Growth in 2006 vs. 2005.

Iselin , N.J. , January 11, 2007

SoftNet Technology Corp. (OTC BB: STTC.OB - News) (German WKN: A0B7RZ) reported today that the Company had achieved a twelve times increase in revenue for the year ending December 2006 as compared to the reported annual revenue for 2005. Based on pre-audited results for 2006 the Company approached a $6.2 million annual sales record. This compares favorably to the 2005 sales level of $ 513,000.

In January 2006 SoftNet was reinvented as an IT Infrastructure Consulting Company when the former Inspara Networking Technologies was merged into SoftNet. In the time immediately preceding the merger, and shortly after, non-strategically aligned companies under the SoftNet corporate name were divested. The basis for future business and continuing operations comparison is now the former Inspara, and Indigo.

Both of the former entities, each conducting business in the IT field, showed strong gains in 2006. The consulting and services channel continued to grow at unprecedented rates and added strength to the consulting segment with the additional technical capability in the Data Security and Data Storage practices. The former Indigo, focusing on small-medium business IT products, services and monitoring capability made huge progress in expanding the Company’s presence beyond a regional presence.

“SoftNet continues to aggressively pursue revenue growth and expansion across all IT Infrastructure Practices. The synergies of cross selling and adding business value for our clients remains the focus of the sales force. This focus on IT being a business tool to enhance operations and profitability, rather than technology for the sake of technology, has enabled SoftNet to identify with clients needs and delivering products and services to meet these needs. It has served the client and the Company well in establishing solid relationships between us as partners” said Jim Booth CEO.

Please visit our website at http://www.softnettechnology.com for more information or for Investor Relations; please contact the company directly at 908-212-1799, option 7, James Booth-CEO, or by e-mail at: investorrelations@softnettc.com

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by SoftNet Technology Corp (STTC) may differ materially from these statements due to a number of factors. STTC assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

Source: SoftNet Technology Corp.
investorrelations@softnettc.com